AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION


                                       OF


                        WORLD FINANCIAL PROPERTIES, INC.

                              --------------------


          The undersigned, for the purposes of changing the name of and amending and restating the Certificate of Incorporation of World Financial Properties, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

          (1) The name of the Corporation is currently World Financial Properties GP Corp.

          (2) The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 2, 1996.

          (3) The Corporation has not received any payment for any of its stock.

          (4) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors as of November 12, 1996, pursuant to Section 241 and Section 245 of the Delaware General Corporation Law.

            (5) The Certificate of Incorporation of World Finan-cial Properties, Inc. is hereby amended and restated in its entirety as follows:

                                 ARTICLE I
                                   NAME

            The name of the Corporation is:

                     WORLD FINANCIAL PROPERTIES, INC.

                                ARTICLE II
                  REGISTERED OFFICE AND REGISTERED AGENT

            The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent at such address is The Corporation Trust Company.

                                ARTICLE III
                       CORPORATE PURPOSES AND POWERS

            The purpose of the Corporation is to engage in any capacity, whether by itself or by or through any other person, organization, association, partnership, corporation or other entity in which the Corporation may have an interest, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully engage.

                                ARTICLE IV
                               CAPITAL STOCK

            The total number of shares of capital stock the Corporation shall have authority to issue, from time to time, is 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

            Each share of Common Stock shall be entitled to one vote. So long as any Common Stock is outstanding, and so long as not otherwise prohibited elsewhere herein, each share of Common Stock shall entitle the holder thereof to vote on all matters to be voted upon at all meetings of the stockholders of the Corporation.

            The affirmative vote of the holders of at least 90% of the outstanding shares of Common Stock, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (x) authorize the creation or issuance of, or an increase in the authorized number of shares of any existing class of, capital stock ranking senior to or pari passu with the Common Stock (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation); (y) authorize any increase in the authorized number of shares of, or issue any shares of, Common Stock; or (z) authorize, adopt or approve an amendment to this Certificate of Incorporation which would decrease the aggregate number of authorized shares of Common Stock, increase or decrease the par value of the shares of Common Stock, or alter or change the powers, preferences or special rights of the shares of Common Stock or authorize the creation of any class of capital stock ranking senior to or pari passu with the Common Stock.

                                 ARTICLE V
                                 DIVIDENDS

            The Corporation shall pay, when, as and if declared, so long as permitted under the General Corporation Law of the State of Delaware and out of funds legally available therefor, dividends on its Common Stock, at such times as determined by the Board of Directors, from time to time.

            A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board (as defined below) or any committee thereof as to the value and amount of the assets, liabilities, net profits, Common Stock and surplus of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation's capital stock might properly be purchased or redeemed.

                                ARTICLE VI
                            CORPORATE EXISTENCE

            The Corporation is to have perpetual existence.

                                ARTICLE VII
                            BOARD OF DIRECTORS

            (a)   Members of the Board; Appointment.

            (i) The initial directors shall be as set forth in the Statement of the Sole Incorporator. Thereafter, members of the board of directors (the "Board") shall be designated (which designation need not be made in the form of a written ballot) by the holders of a majority of all outstanding shares of Common Stock. At any time and from time to time, subsequent to the initial appointment of directors by the sole incorporator, the number of directors that shall constitute the whole Board may (in compliance with the provisions of subparagraph (ii) of this paragraph (a)) be increased to not more than twelve or decreased to not less than one. Any director may be removed either with or without cause by the holders of a majority of all outstanding shares of Common Stock.

           (ii) Any change in the number of directorships must be authorized by the holders of a majority of all the outstanding shares of Common Stock.

            (b)   Power and Authorization of the Board.

            In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

            (i) to make, alter, amend or repeal the By-laws, except as otherwise expressly provided in any By-law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-law may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose;

           (ii) to determine the use and disposition of any surplus and net profits of the Corporation, including the determination of the amount of working capital required, to set apart out of any of the funds of the Corporation, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

          (iii) to have the general management and control of all the property of the Corporation and exercise all the powers of the Corporation, except such as may be expressly by statute, by this Certificate of Incorporation or by the

      By-laws conferred upon or reserved to the stockholders. Without limiting the generality of the foregoing powers, the Board, without consent or other action of the stockholders of the Corporation, may authorize the Corporation to purchase, acquire, hold, lease, mortgage, pledge, sell or convey such property, real and personal, as it may, from time to time, determine, and in payment for any property or for money to issue or cause to be issued, in any manner permitted by law, stock of the Corporation, or bonds, debentures, notes or other obligations thereof, secured or unsecured.

            (c)   Major Decisions.

            Notwithstanding the provisions of subsection (b) of this Article VII, the Corporation shall not take, or agree or otherwise commit to take, or permit any Person (as defined below) Controlled (as defined below) by the Corporation to take, or agree or otherwise commit to take, any action constituting, approving, effecting or otherwise implementing any Major Decision (as defined below) unless such Major Decision shall have been approved in writing by each Founding Shareholder (as defined below) existing at the time of the taking of such action or, if earlier, at the time of entering into any agreement or other commitment to take such action. Each of the following matters (whether proposed to be undertaken by the Corporation or by any Person Controlled by the Corporation) shall constitute a "Major Decision":

            (i) any significant acquisition by or involving the Corporation or any Person Controlled by the Corporation, or any merger, consolidation or other business combination (including, without limitation, any transaction involving the creation of an umbrella partnership real estate investment trust or similar investment vehicle) by or involving the Corporation or any Person Controlled by the Corporation, any liquidation or dissolution of the Corporation or any sale or other disposition of all or substantially all the Corporation's or any Person Controlled by the Corporation's interest in any Core Property (as defined below), including any such sale or disposition that occurs in connection with the liquidation or dissolution of the Corporation or any Person Controlled by it;

           (ii) the incurrence, refinancing or refunding by the Corporation or any Person Controlled by the Corporation of any significant long term indebtedness (other than a refinancing or refunding in a principal amount not greater than the principal amount of the indebtedness so refinanced or refunded plus the amount of any transaction costs in respect of such refinancing or refunding);

          (iii) the refinancing or refunding by the Corporation or any Person Controlled by the Corporation of any long term indebtedness if such indebtedness, as refinanced or refunded, is convertible into or exchangeable for equity interests in any Person Controlled by the Corporation (other than a conversion into equity securities of WFPLP (as defined below) or a Person Controlled by it that is consummated in connection with an actual or anticipated loan default or acceleration where all other reasonable work-out proposals have been rejected by the applicable lender);

           (iv) any transaction between the Corporation or any Person Controlled by the Corporation and any Related Person (as defined below); provided, however, that (A) the incurrence of indebtedness or the issuance of equity securities by the Corporation or a Person Controlled by the Corporation to a Related Person shall not constitute a Major Decision if the net proceeds thereof are applied to pay or reimburse the cost and expenses of abating or averting any Emergency (as defined below) and the Related Person Debt or Emergency Equity Conditions (as defined below) are complied with prior to or within 30 days after such incurrence or issuance or (B) the incurrence of indebtedness to a Related Person or the refinancing or refunding of indebtedness with a Related Person, in either case in a transaction that does not constitute a Major Decision under clause (ii) or clause (iii) above, shall not constitute a Major Decision if the Corporation or any Person Controlled by the Corporation shall have satisfied with respect to such incurrence, refinancing or refunding the Related Person Debt or Emergency Equity Conditions;

            (v) the initial selection, and any removal or replacement, of the Corporation's president or chief executive officer during the three-year period following the Effective Date (as defined below);

           (vi) the issuance, distribution or reacquisition of any substantial equity interest in WFPLP (other than (i) the issuance of equity securities in accordance with the provisions of the proviso to clause (iv) above or
      (ii) pursuant to the provisions of (1) any debt instrument in effect on the Effective Date, (2) Article 5 of the Amended and Restated Agreement of Limited Partnership of WFPLP as in effect on the Effective Date or (3) a debt or other instrument or agreement hereafter in effect and entered into by the Corporation or a Person Controlled by the Corporation in a transaction that did not violate the provisions of this subsection (c)); or

          (vii) any amendment of the organizational documents of any Person Controlled by the Corporation affecting cumulative voting in any election of directors or affecting any of the matters referred to in clauses (i) through (vi) of this subsection (c).


            As used in this subsection (c), the following terms have the following definitions:

            "Affiliate" means, as to any Person, any other Person Controlled by, Controlling or under common Control with, such Person.

            "Arm's-length Basis" means, as to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

            "Class A Units" has the meaning given to such term in the Amended and Restated Agreement of Limited Partnership of WFPLP (as in effect on the date hereof).

            "Control, Controlling, Controlled" means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

            "Core Property" means each of the parcels of real property located at (i) 53 State Street, Boston, Massa- chusetts, (ii) One Liberty Plaza, New York, New York, (iii) 245 Park Avenue, New York, New York, (iv) One World Financial Center, New York, New York, (v) Two World Financial Center, New York, New York, and (vi) Four World Financial Center, New York, New York, in each case together with the office building and other improvements existing thereon.

            "Effective Date" has the meaning given to such term in the Third Amended Joint Plan of Reorganization of Olympia & York Realty Corp. et al., Chapter 11 Case Number 92 B 42698 (JLG) (jointly administered), dated September 12, 1996).

            "Emergency" means in respect of any Core Property or other material asset of the Corporation or any Person Controlled by the Corporation, any situation or condition in, under, at or about such Core Property or other asset that represents a threat to the health and/or safety of natural Persons at or in such Core Property or adjoining parcels or the public at large; provided, however, that to the extent reasonably practicable the Board shall concur in a determination of an Emergency.

            "Founding Shareholders" means each of WFP II Limited Partnership (including its successors and assigns) and Emerald GP Holdings, Inc. (including its successors and assigns), but only so long as, (i) in the case of Emerald GP Holdings, Inc., Citibank, N.A. and all its Affiliates shall own, directly or indirectly, Class A Units representing not less than 52% of the aggregate number of Class A Units issued to Emerald LP Holdings Inc. on the Effective Date, and (ii) in the case of WFP II Limited Partnership, the WFP Group collectively shall own, directly or indirectly, a number of Class A Units representing not less than 17% of the aggregate number of Class A Units issued to the members of the WFP Group on the Effective Date.

            "Person" means a natural person or a corporation, partnership, limited liability company, trust, unincorporated association or other entity.

            "Related Person" means each Person that owns, directly or indirectly, more than 20% of any class of the capital stock of the Corporation or any Affiliate of such a Person (other than a Person Controlled by the Corporation).

            "Related Person Debt or Emergency Equity Conditions" means, in respect of any incurrence, refinancing or refunding of indebtedness or the issuance of equity securities by the Corporation or a Person Controlled by the Corporation, that either (i) the terms of such indebtedness or such equity securities and the terms of issuance thereof, as the case may be, shall have been determined to be fair to the Corporation or such Person from a financial point of view by a nationally recognized investment bank or financial advisor acceptable to each Founding Shareholder in its reasonable discretion or (ii) (a) in the case of the incurrence, refinancing or refunding of any such indebtedness, such indebtedness is on terms determined (in the reasonable judgment of the Corporation) to be the most advantageous terms then available from among a group of not less than five lenders (including Citibank, N.A. (so long as it or any Affiliate thereof shall constitute a Founding Limited Partner) and Canadian Imperial Bank of Commerce (so long as it or any Affiliate thereof shall constitute a Founding Limited Partner)) to which the Corporation or such Person shall have made application for the funding of any such indebtedness or (b) in the case of the issuance of such equity securities, all Persons then constituting the Founding Limited Partners shall have been given a reasonable opportunity to purchase its pro rata portion (viz., an amount that is in proportion to the percentage beneficial ownership of such Person and its Affiliates of the total then outstanding Class A Units in WFPLP) of such securities on the same terms and conditions per unit.

            "WFPLP" means World Financial Properties, L.P. and its successors and assigns.

            "WFP Group" means, at any time, the Persons then comprising all the partners of WFP II Limited Partnership and all Affiliates of such Persons.


                               ARTICLE VIII

                LIMITATION OF LIABILITY AND INDEMNIFICATION
                     OF DIRECTORS, OFFICERS AND OTHERS


            (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

            (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

           (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii) under Section 174 of the Delaware General Corporation Law, which provision, among other things, makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability, or

           (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended after approval by the stockholders of this paragraph (a) of Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            (b) Any repeal or modification of paragraph (a) of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            (c) (1) Each person who was or is made a party or is threatened to be made a party or is otherwise involved in any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture trust or other entity (each, an "Other Entity") if the basis of any such proceeding is action in such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law as the same exists, or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys' fees, amounts paid or to be paid in settlement and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to paragraph (c)(2) of this Article VIII) only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this paragraph (c)(1) of Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this paragraph (c)(1) of Article VIII or otherwise. Such expenses incurred by other agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

            (2) If a claim for indemnification which the Corporation is obligated to pay under paragraph (c)(1) of this Article VIII is not paid in full by the Corporation within 60 days after a written request therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Dela- ware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Dela- ware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            (3) The provisions of this subsection (c) of Article VIII shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this subsection (c) of Article VIII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

            (4) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subsection (c) of Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

            (5) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer or agent of the Corporation or any Other Entity against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                                ARTICLE IX

                       RESERVATION OF RIGHT TO AMEND
                       CERTIFICATE OF INCORPORATION


            The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power; provided, however, that no amendment to the provisions of (i) the last paragraph of Article IV or this proviso (other than clause (ii) hereof) shall be effective unless consented to in writing by the holders of at least

90% of the outstanding shares of Common Stock and (ii) subsection (c) of Article VII or this proviso (other than clause (i) hereof) shall be effective unless consented to in writing by all Founding Shareholders of the Corporation.

            IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on behalf of World Financial Properties, Inc. and does verify and affirm, under penalties of perjury, that this Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this _____ day of November, 1996.

                                    WORLD FINANCIAL PROPERTIES, INC.



                                    By:
                                        Name:
                                        Title: